Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into as of March 9, 2004, by and between SEMCO Energy Inc., a Michigan corporation (“the Company”), and George A. Schreiber, Jr. (“Executive”).

WHEREAS, Executive desires to be employed by the Company as President and Chief Executive Officer and to serve on the Company’s Board of Directors (“Board of Directors”).

WHEREAS, the Company desires to employ Executive, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the compensation and other benefits of Executive’s employment by the Company and the recitals, mutual covenants and agreements hereinafter set forth, Executive and the Company agree as follows:

1.   Employment Services and Membership on Board of Directors.

1.1.   Executive is hereby employed by the Company, and Executive hereby accepts such employment, upon the terms and conditions hereinafter set forth. Executive shall be employed by the Company as the President and Chief Executive Officer, reporting to the Board of Directors, with such authority, duties and responsibilities as are commensurate and consistent with such positions.

1.2.   Executive agrees that throughout Executive’s employment with the Company, Executive will (i) faithfully render such services as may be delegated to Executive by the Company, (ii) devote Executive’s entire business time, good faith, best efforts, ability, skill and attention to the Company’s business, and (iii) follow and act in accordance with all of the rules, policies and procedures of the Company. Executive shall serve on a full-time basis, provided however, that it shall not be a violation of this Agreement for Executive to serve on corporate, civic or charitable boards or committees with consent of the Board of Directors and so long as such activities do not interfere with the performance of Executive’s responsibilities to the Company.

1.3.   After the Effective Date, the Board of Directors will take such actions as are appropriate and consistent with the law and the Company’s by-laws to add Executive to the Board of Directors.

2.   Term of Employment. The term of this Agreement (“Employment Period”) shall commence on March 10, 2004 (“Effective Date”) and shall end on the third anniversary of the Effective Date (“Initial Term”), unless sooner terminated as provided in Section 4 hereof, provided, however, that commencing at the end of the Initial Term, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), the term of employment shall be automatically extended so as to terminate one year from such Renewal Date, unless at least 60 days prior to the Renewal Date either party shall give notice to the other party that the Employment Period shall not be so extended.

3.   Compensation. During the Employment Period:

3.1.   Base Salary. The Company shall initially pay Executive as compensation for his services an annual base salary (“Base Salary”) of $425,000, payable in accordance with the Company’s usual payroll practices. The amount of Executive’s Base Salary shall initially be $425,000, but the amount of the Base Salary shall be reviewed annually by the Board of Directors and may be increased, but not decreased.

3.2.   Bonus. The Company shall pay Executive an annual target bonus. Subject to achieving 100% of the performance targets set forth in the Executive’s annual performance objectives as approved by the Board of Directors, the Company shall provide Executive a target bonus in an amount equal to 50% of his Base Salary for the first year of the Agreement, and in an amount equal to 60% of his Base Salary for each succeeding year of the Employment Period.

3.3.   Options. Executive shall be granted a stock option to acquire 200,000 shares of the common stock of the Company. The option will be granted in accordance with the Company's Long-Term Incentive Plan which requires shareholder approval at the Company's annual meeting in May 2004.  If shareholder approval is not received, the stock option will be granted on a non-qualified basis. The option shall normally vest as to one-third of the shares on each of the first three anniversaries of the Effective Date. The option shall provide for an exercise price of 100% of the stock’s fair market value on the date of grant, and shall provide for automatic vesting (a) upon the occurrence of a Change in Control (as defined below), (b) upon the Company’s termination of Executive’s employment without Cause (as defined below), or (c) upon the Executive’s termination of his employment with Good Reason (as defined below). In addition, Executive may thereafter be considered for further awards at such times as other senior executives of the Company are considered with an exercise price and other terms no less favorable than provided for senior executives of the Company.

3.4.   Restricted Stock Units. Executive shall be granted 50,000 restricted stock units of the Company, which restricted stock units shall be granted as soon as practical after the Effective Date, in accordance with the restricted stock unit plan, that is being developed by the Company and will be approved by the Board of Directors. The restrictions with respect to 20,000 of the restricted stock units will lapse upon the first anniversary of the Effective Date, and the restrictions with respect to 15,000 of the restricted stock units will lapse on each of the second and third anniversaries of the Effective Date if Executive has met the performance targets, provided that the restrictions shall also lapse (a) upon the occurrence of a Change in Control as defined below), (b) upon the Company’s termination of Executive’s employment without Cause (as defined below), or (c) upon the Executive’s termination of his employment with Good Reason (as defined below). In no case will shares be delivered to Executive prior to the third anniversary of the Effective Date. In addition, Executive may thereafter be considered for further awards at such times as other senior executives of the Company are considered with terms no less favorable than provided for senior executives of the Company.

3.5.   Retirement Benefits. Executive shall participate in the Company’s Non-Union Retirement Plan. In addition, Executive shall be provided additional retirement benefits pursuant to the Company’s Supplemental Executive Retirement Plan (“SERP”). Under the SERP, after being employed by the Company for five years, Executive shall be granted an additional five years of credited service with the Company for purposes of such plan; provided that, if earlier, such additional five years of credited services shall be granted upon the occurrence of a Change in Control.

2

3.6.   Welfare Benefits. The Company shall provide Executive all rights and benefits for which Executive may be eligible under any welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent generally applicable to other executives of the Company.

3.7.   Expense Reimbursement. The Company shall promptly reimburse Executive for reasonable expenses (including entertainment expenses) incurred by Executive while working on the Company business, in accordance with the Company’s normal business expense reimbursement policies.

3.8.   Other Perquisites. Executive shall be provided with the following perquisites: a Company-provided cell phone and home computer, reimbursement of the cost of an annual physical exam, payment of membership dues to professional organizations, reimbursement for annual tax preparation expenses in an amount not to exceed $5,000 per year and a car allowance in the amount of $1,200 per month.

3.9.   Relocation Expenses. In connection with Executive’s relocation to Michigan, Executive shall be reimbursed, on an after-tax equivalent basis, for reasonable and customary relocation expenses in accordance with the Company’s Relocation Policy and for the reasonable costs of house hunting trips, realtor fees, ordinary and usual temporary living expenses and other normal and reasonably incurred expenses relating to his relocation. (For purposes of the preceding sentence, “an after-tax equivalent basis” shall mean that Executive will be reimbursed in amount which will provide him a reimbursement amount which after the payment of federal income tax would equal the amount he would have received if the reimbursement were not subject to federal income taxation when made.)

3.10.   Vacation. Executive shall be entitled to four (4) weeks of paid vacation in each calendar year. Unused vacation shall carry over from year-to-year during the Employment Period to a maximum of eight (8) weeks.

3.11.   Directors and Officers Insurance and Indemnification. Executive shall be covered under the Company’s directors and officers insurance policy and will have the indemnification benefits provided in the Company’s standard Directors and Officers Indemnification Agreement, which shall have the same terms as are provided to other officers and directors of the Company.

3

4.   Termination of Employment.

4.1.   This Agreement and Executive’s employment may be terminated by the Company as follows:

4.1.1.   Termination Due to Death. Executive’s employment will be terminated immediately upon the death of Executive.

4.1.2.   Termination Due to Disability. If the Company determines in good faith that the Disability of Executive has occurred during the Employment Period (pursuant to the definition of “Disability” set forth below), it may give Executive written notice of its intention to terminate Executive’s employment. In such event, Executive’s employment shall terminate effective on the 30th day after receipt of such notice by Executive (the “Disability Effective Date”), if , within the 30 days after such receipt, Executive shall not have returned to the full-time performance of his duties. For purposes of this Agreement, “Disability” shall mean the inability of Executive to perform a material portion of his duties with the Company for 180 consecutive days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company, based on the definition of disability utilized by the Company’s insurance carrier.

4.1.3.   Termination for Cause. The Company may terminate Executive’s employment immediately at any time during the Employment Period for Cause. For the purposes of this Agreement, “Cause” shall mean:

4.1.3.1.       the continued failure or inability of Executive to perform material duties assigned to Executive (other than any such failure resulting from Disability) or failure to achieve the Executive’s performance targets after a written demand by the Chairman of the Board of Directors or other authorized representative of the Board identifying the manner in which it believes Executive has not performed his duties or achieved the targets and Executive’s subsequent failure to cure the identified problem(s) within thirty (30) days;

4.1.3.2.       a material breach of this Agreement by Executive; or

4.1.3.3.       the Executive’s commission of fraud against the Company or engaging in willful misconduct which is materially injurious to the Company; or

4.1.3.4.       the Executive’s willful misconduct involving a third party or conviction of a felony or guilty or nolo contendre plea by Executive with respect thereto.

4.1.4.   Termination for without Cause. The Company may terminate Executive’s employment during the Employment Period for any reason not amounting to Cause, including a notice pursuant to Section 2, upon not less than sixty (60) days prior written notice to Executive.

4

4.2.   This Agreement and Executive’s employment may be terminated by Executive as follows:

4.2.1.   Termination by Executive With Good Reason. Executive’s employment may be terminated by Executive at any time during the Employment Period for Good Reason. For the purposes of this Agreement, “Good Reason” shall mean:

4.2.1.1.       the assignment to Executive of any duties inconsistent in any respect with Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by this Agreement, or any other action by the Company which results in a diminution in Executive’s position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company within thirty (30) days after receipt of notice thereof given by Executive; or

4.2.1.2.       a material breach of this Agreement by the Company; or

4.2.1.3.       the reduction by the Company of Executive’s Base Salary.

4.2.2.   Termination by Executive Without Good Reason. Executive’s employment may be terminated by Executive, for any reason not amounting to Good Reason, including a notice pursuant to Section 2, upon not less than sixty (60) days prior written notice to the Company.

4.3.   Notice of Termination. Any termination of Executive’s employment (other than by death) shall be communicated to the other party by Notice of Termination given in accordance with this Section. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date.

4.4.   Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Executive or the Disability Effective Date, as the case may be; (ii) if Executive’s employment is terminated by the Company for Cause or by Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; (iii) if Executive’s employment is terminated by the Company without Cause or is terminated by Executive without Good Reason, the Date of Termination shall be the date specified in the notice, which must be at least 30 or 60 days, respectively, after the notice is provided.

4.5.   Obligations upon Termination. Upon termination of this Agreement, all rights and obligations of the parties hereunder shall cease, except:

5

4.5.1.   In any event, Executive shall be entitled to receive his annual Base Salary through the Date of Termination to the extent not theretofore paid, any accrued vacation pay, and to the extent not theretofore paid or provided, any other amounts or benefits required to be paid or provided under any plan, program, policy or agreement;

4.5.2.   If this Agreement is terminated pursuant to Section 4.1.4 or 4.2.1, then Executive shall thereafter receive (a) an amount equal to 2 times his then Base Salary, payable in accordance with the Company's usual payroll practices, or (b) in the event that a Change in Control has occurred within the twelve (12) months preceding termination pursuant to Section 4.1.4 or 4.2.1, an amount equal to 2.99 times the sum of (i) his then Base Salary plus (ii) the annual bonus paid to him pursuant to Section 3.2 for the preceding year, payable in a single lump sum within 60 days following the Date of Termination; provided that, the aggregate amount of any payment under this Section shall be reduced, to the extent necessary, so that the total of all payments to Executive under this Section and otherwise due to a Change in Control do not exceed 2.99 times the Executive's base amount, as such term is defined in Section 280G of the Internal Revenue Code and the regulations promulgated thereunder;

4.5.3.   If this Agreement is terminated pursuant to Section 4.1.4 or 4.2.1, then for two (2) years the Company shall continue benefits to Executive and/or Executive’s family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 3.6 as if Executive’s employment had not been terminated, provided, however, that if Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, then the medical and other welfare benefits described herein shall cease; and

4.5.4.   The termination of employment pursuant to this Section 4 or otherwise shall not terminate or otherwise affect the rights and obligations of the parties pursuant to Sections 5 through 15.

4.6.   For purposes of this Section 4, the following definitions shall apply:

4.6.1.   “Change of Control” shall mean:

4.6.1.1.       the direct or indirect sale, lease, exchange or other transfer of all or substantially all of the assets of the Company to any Person or entity or group of Persons or entities acting in concert as a partnership or other group (a “Group of Persons”) (other than a Person described in clause (i) of the definition of Affiliate);

4.6.1.2.       the consummation of any consolidation or merger of the Company with or into another corporation with the effect that the stockholders of the Company immediately prior to the date of the consolidation or merger hold less than 51% of the combined voting power of the outstanding voting securities of the surviving entity of such merger or the corporation resulting from such consolidation ordinarily having the right to vote in the election of directors (apart from rights accruing under special circumstances) immediately after such merger or consolidation;

6

4.6.1.3.       the stockholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company;

4.6.1.4.       a Person or Group of Persons acting in concert as a partnership, limited partnership, syndicate or other group shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the direct or indirect beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (“Beneficial Owner”) of securities of the Company representing 30% or more of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors; or

4.6.1.5.       a Person or Group of Persons, together with any Affiliates thereof, shall succeed in having a sufficient number of its nominees elected to the Board of Directors such that such nominees, when added to any existing director remaining on the Board of Directors after such election who is an Affiliate of such Person or Group of Persons, will constitute a majority of the Board of Directors;

provided that the Person or Group of Persons referred to in clauses 4.6.1.1., 4.6.1.4. and 4.6.1.5. shall not mean K-1 USA Ventures, Inc. or any Group of Persons with respect to which K-1 USA Ventures, Inc. is an Affiliate.

4.6.2.   “Affiliate” of any specified Person shall mean (i) any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such specified Person or (ii) any other Person who is a director or officer (A) of such specified Person, (B) of any subsidiary of such specified Person or (C) of any Person described in clause (i) above or (iii) any Person in which such Person has, directly or indirectly, a five (5) percent or greater voting or economic interest or the power to control. For the purposes of this definition, “control” of a Person means the power, direct or indirect, to direct or cause the direction of the management or policies of such Person whether through the ownership of voting securities, or by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

4.6.3.   “Person” shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act.

4.6.4.   “Voting Power” shall mean the voting power of all securities of a Person then outstanding generally entitled to vote for the election of directors of the Person (or, where appropriate, for the election of persons performing similar functions).

7

5.   Confidential Information.

5.1.   Both during the Employment Period and following termination of his employment, Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company, its businesses and its strategic plans, which shall have been developed or obtained by Executive during his employment and which shall not be or have become public knowledge (other than in violation of this Agreement).

5.2.   After termination of Executive’s employment with the Company, Executive shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company or those designated by it, except as required by law, provided that, in such case, Executive will provide the Company with prompt prior written notice of such legal requirement so that the Company may seek a protective order or other appropriate remedy to such disclosure.

6.   Post-Termination Restrictions. Executive recognizes that the Company has spent substantial money, time and effort over the years in developing its confidential information and strategic plans, and the Company is hereby agreeing to employ and pay Executive based upon Executive’s assurances and promises not to divert the Company’s goodwill or to put himself in a position following Executive’s employment with the Company in which the confidentiality of the Company’s confidential information or its ability to execute on its strategic plan might somehow be compromised. Accordingly, Executive agrees that during the Employment Period and for two (2) years (or one (1) year in the case of a termination pursuant to Section 4.1.4) following termination of employment, regardless of how Executive’s termination occurs and regardless of whether it is with or without cause, Executive will not, directly or indirectly (whether as owner, partner, consultant, employee or otherwise):

6.1.   engage in, assist or have an interest in, or enter the employment of or act as an agent, advisor or consultant for, any person or entity which is engaged in a business which is competitive with any business in which the Company is engaged at the time of the Executive’s termination or which is, on that date, set forth in the Company’s strategic plan as approved by the Board of Directors (“Competitive Work”); or

6.2.   cause or attempt to cause any person or entity to divert, terminate, limit, modify or fail to enter into any existing or potential business relationship with the Company; or

6.3.   induce or attempt to induce any employee, consultant or advisor of the Company to leave his or her position with the Company or accept employment or an affiliation involving Competitive Work.

7.   Acknowledgment Regarding Restrictions. Executive recognizes and agrees that the restraints contained in Section 6 (both separately and in total) are reasonable and enforceable in view of the Company’s legitimate interests in protecting its confidential information, strategic plans and goodwill and the limited scope of the restrictions in Section 6.

8

8.   Non-Waiver of Rights. The Company’s failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by Executive of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement, or any part hereof, or the right of the Company thereafter to enforce each and every provision in accordance with the terms of this Agreement.

9.   Company’s Right to Injunctive Relief, Tolling. In the event of a breach or threatened breach of any of Executive’s duties and obligations under the terms and provisions of Sections 5 or 6 hereof, the Company shall be entitled, in addition to any other legal or equitable remedies it may have in connection therewith (including any right to damages that it may suffer), to temporary, preliminary and permanent injunctive relief restraining such breach or threatened breach. Executive hereby expressly acknowledges that the harm which might result to the Company’s business as a result of any noncompliance by Executive with any of the provisions of Sections 5 or 6 would be largely irreparable. Executive specifically agrees that if there is a question as to the enforceability of any of the provisions of Sections 5 or 6 hereof, Executive will not engage in any conduct inconsistent with or contrary to such Sections until after the question has been resolved by a final judgment of a court of competent jurisdiction. Executive and the Company agree that the running of the periods set forth in Section 6 hereof shall be tolled during any period of time in which Executive violates that section.

10.   Judicial Enforcement. If any provision of this Agreement is adjudicated to be invalid or unenforceable under applicable law in any jurisdiction, the validity or enforceability of the remaining provisions thereof shall be unaffected as to such jurisdiction and such adjudication shall not affect the validity or enforceability of such provisions in any other jurisdiction. To the extent that any provision of this Agreement is adjudicated to be invalid or unenforceable because it is overbroad, that provision shall not be void but rather shall be limited only to the extent required by applicable law and enforced as so limited. The parties expressly acknowledge and agree that this Section is reasonable in view of the parties’ respective interests.

11.   Executive Representations. Executive represents that the execution and delivery of the Agreement and Executive’s employment with the Company do not violate any previous employment agreement or other contractual obligation of Executive. Executive further agrees to disclose, during the twenty-four month period following Executive’s employment with the Company, the terms of Sections 5 and 6 of this Agreement to any potential future employer, joint venturer, contractor or partner.

12.   Executive Covenant. Following his employment with the Company, Executive agrees to cooperate with the Company and its counsel in the contest or defense of, and to provide any testimony and access to his books and records in connection with, any action, arbitration, audit, hearing, investigation, litigation or suit involving or relating to any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction involving the Company while he was employed by the Company or served as a member of the Board of Directors. The Company will reimburse reasonable and actual expenses incurred by Executive in connection with such cooperation.

9

13.   Amendments, Entire Agreement. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing specifically referring hereto, and signed by the parties hereto. This Agreement supersedes all prior agreements and understandings between Executive and the Company to the extent that any such agreements or understandings conflict with the terms of this Agreement.

14.   Assignments. This Agreement shall be freely assignable by the Company to and shall inure to the benefit of, and be binding upon, the Company, its successors and assigns and/or any other entity which shall succeed to the business presently being conducted by the Company. Being a contract for personal services, neither this Agreement nor any rights hereunder shall be assigned by Executive.

15.   Choice of Forum and Governing Law. The parties agree that: (i) any litigation involving any noncompliance with or breach of the Agreement, or regarding the interpretation, validity and/or enforceability of the Agreement, shall be filed and conducted in the state or federal courts in Michigan; and (ii) the Agreement shall be interpreted in accordance with and governed by the laws of the State of Michigan, without regard for any conflict of law principles.

16.   Headings. Section headings are provided in this Agreement for convenience only and shall not be deemed to substantively alter the content of such sections.

17.   Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

SEMCO ENERGY INC.

By:  John R. Hinton

Name:  John R. Hinton

Title:  Chairman

  George A. Schreiber, Jr.
George A. Schreiber, Jr.

10